Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Prospectus, which is part of this Registration Statement of Digital Lifestyles Group, Inc. (the “Company,” formerly known as Northgate Innovations, Inc.) on Form S-1 of our report dated March 26, 2004 on the consolidated financial statements and financial statement schedule of the Company as of December 31, 2003 and 2002, and for the years then ended. We also consent to the use of our name as it appears under the caption “Experts” in such Prospectus.

/s/ CORBIN & COMPANY LLP
CORBIN & COMPANY LLP

Irvine, California October 6, 2004